Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

Exhibit 10.1

February 14, 2024

Senior Secured Term Loan Agreement

between

Sable Offshore Corp. (f/k/a Flame Acquisition Corp.)

as Borrower

Exxon Mobil Corporation

as Lender

Alter Domus Products Corp.

as Administrative Agent

i

Exhibits
Exhibit A	–	Form of Guarantee and Collateral Agreement
Exhibit B	–	Form of Prepayment Notice
Exhibit C	–	Form of Solvency Certificate
Exhibit D	–	Form of Notice of Borrowing
Exhibit E	–	Form of Note

ii

Schedules
Schedule 1.02	–	Knowledge Persons
Schedule 3.16	–	Subsidiaries
Schedule 6.02	–	Existing Debt
Schedule 6.03	–	Existing Liens
Schedule 6.09	–	Transactions with Affiliates

iii

This Senior Secured Term Loan Agreement is dated as of February 14, 2024 (this “Agreement”), between Sable Offshore Corp. (formerly known as Flame Acquisition Corp.), a Delaware corporation, as borrower (together with its successors and permitted assigns, the “Borrower”), Exxon Mobil Corporation, a New Jersey corporation, as lender (together with its successors and permitted assigns, “Lender”), and Alter Domus Products Corp., a Delaware corporation, as administrative agent for the benefit of the Secured Parties (in such capacity, the “Administrative Agent”), each a “Party” and together, the “Parties”.

The Borrower and Lender have entered into that certain Purchase and Sale Agreement effective as of January 1, 2022 (amended, supplemented or otherwise modified from time to time, the “PSA”), between the Borrower, as purchaser, and the Lender, as seller.

The Borrower wishes to borrow, and the Lender wishes to lend, certain amounts to finance the acquisition by the Borrower from the Lender of certain oil and gas and midstream assets pursuant to the PSA.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent Fee Letter” means that certain Fee Letter, dated as of the date hereof, by and between the Borrower and the Administrative Agent.

“Affiliate” means with respect to any Person, a Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and any other applicable laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by the USA Patriot Act, and any other similar Applicable Laws concerning or relating to terrorism financing or money laundering of the jurisdictions in which any Credit Party or any of its Subsidiaries operates.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Assets” has the meaning given to such term in the PSA.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and a new lender pursuant to Section 9.04.

“Assumed Obligations” has the meaning set forth in the PSA.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in introductory paragraph hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Buyer” has the meaning assigned to such term in the PSA.

“Capital Lease” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Cash Equivalent” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition, (b) commercial paper maturing within one (1) year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s, (c) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market or similar funds with assets of at least One Billion Dollars ($1,000,000,000) and rated Aaa by Moody’s or AAA by S&P.

“Casualty Event” means (a) any loss, casualty or other insured damage to, or (b) final, unappealable nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Credit Party; provided that, any such event generating net proceeds of One Million Dollars ($1,000,000) or less shall not constitute a Casualty Event hereunder.

“Change of Control” means (a) an event or series of events by which any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), except for a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the voting power of the Equity Interests in the Borrower or (b) the Key Employee ceasing to be directly and actively involved in the day-to-day management of the Borrower with a substantially similar level of duties, responsibilities and decision-making authority as such Person has as of the Closing Date, unless an interim or permanent replacement has been approved in writing by the Lender (such approval not to be unreasonably withheld) within forty-five (45) days of such cessation.

“Charges” has the meaning set forth in Section 9.12.

“Closing Date” means the date on which all conditions set forth in Article IV shall have been satisfied (or waived in accordance therewith).

“Code” means the Internal Revenue Code of 1986 as amended from time to time and any successor statute, and the regulations promulgated thereunder.

“Collateral” means all Property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document.

“Collateral Documents” means the Mortgages, the Guarantee and Collateral Agreement, the Deeds of Trust and any other security agreements, deeds of trust, account control agreements and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Credit Parties or any other Person pursuant to the terms of, or as security for the payment or performance of the Obligations.

“Credit Parties” means the Borrower and the Guarantors, and “Credit Party” shall mean each of them.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are more than ninety (90) days past the due date other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations of such Person under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the debt payment obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) the obligation of such Person in respect of Disqualified Capital Stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Debt shall not include liabilities resulting from endorsements of instruments for collection in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds of Trust” means (i) that certain Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of the Closing Date, made by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) that certain Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement, dated as of the Closing Date, made by the Pacific Pipeline Company, a Delaware corporation, in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; each, a “Deed of Trust”.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate from and after Default at the rate of an additional two percent (2%) per month until the total amount is paid in full.

“Discharge of the Obligations” means (a) the payment in full in cash of all Obligations (other than any obligations that expressly survive under the Financing Documents by their terms) or (b) the exercise by the Lender of the Reassignment Option and the consummation thereof together with the corresponding deemed repayment in full of the Obligations (other than obligations that expressly survive under the Financing Documents by their terms).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale or issuance of Equity Interests in or by a Subsidiary of such Person (other than to the Borrower or any other Subsidiary of the Borrower)), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dispute Arbitration” has the meaning set forth in Section 9.09(c).

“Disputed Claim” has the meaning set forth in Section 9.09(b).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding.

“Dollar” and “$” mean lawful money of the United States.

“Effective Time” means 12:00:01 a.m. (Houston time) on January 1, 2022.

“Environmental Laws” means any Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, or otherwise applicable to the Assets, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Hazardous Materials Transportation Act, as amended, the National Environmental Policy Act, as amended, the Oil Pollution Act of 1990, as amended and any applicable state, tribal, or local counterparts, but shall not include any Law to the extent associated with plugging and abandonment of any well. The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the Laws of the state in which the Assets are located have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such Laws.

“Environmental Permits” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Plan, (b) the withdrawal of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the filing by the applicable Credit Party with the PBGC of a notice of intent under Section 4041(a)(2) of ERISA to terminate a Plan or the treatment of an amendment to such a Plan as a termination under Section 4041(c) of ERISA, or the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, (d) the institution by the PBGC of proceedings to terminate a Plan under Section 4042 of ERISA, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that could reasonably be expected to constitute a termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the incurrence by the Borrower or any of its Subsidiaries or ERISA Affiliates of any liability with respect to the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, (g) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, with respect to any Plan; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; the Borrower, any Subsidiary or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan; or the failure to make any required contribution to a Multiemployer Plan, (h) the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Borrower, any Subsidiary or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Borrower, Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA, (i) the Borrower, a Subsidiary or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), or (j) the Borrower, a Subsidiary or ERISA Affiliate engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan.

“Event of Default” has the meaning specified in Article VII.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and, in each case, for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations (other than Liens imposed pursuant to ERISA) which are not delinquent for a period of more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent for a period of more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that, any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Credit Party or materially impair the value of such Property subject thereto;

(e) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that, no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and no such deposit account is intended by any Credit Party to provide collateral to the depository institution (other than pursuant to the Financing Documents);

(f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Credit Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Credit Party or materially impair the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, asset sale agreements, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(h) Liens on cash, securities, or other property agreed by Lender pledged to secure any bonds, letters of credit, or other financial security provided pursuant to the PSA;

(i) judgment and attachment Liens not giving rise to an Event of Default; provided that, any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(j) royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) with respect to each Oil and Gas Property, do not operate to reduce any Credit Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the PSA or increase the working interest for such Oil and Gas Property (if any) as reflected or warranted in the PSA without a corresponding increase in the corresponding net revenue interest;

(k) Liens to secure plugging and abandonment obligations;

(l) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business covering only the Property under such lease and proceeds thereof; and

(m) Permitted Encumbrances;

provided further, that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien granted in favor of the Lender is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Financing Documents” means, collectively, this Agreement, any promissory notes issued in connection hereto, the Guarantee and Collateral Agreement, the other Collateral Documents and any other documents entered into in connection herewith (it being understood and agreed that “Financing Documents” shall not include the PSA or the Plains PSA).

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of the Closing Date, in favor of the Administrative Agent for the benefit of the Secured Parties, in the form attached hereto as Exhibit A (or such other form reasonably acceptable to the Lender), covering, among other things, the rights and interests of the Credit Parties in all or substantially all of the assets of such Credit Parties and unconditionally guaranteeing on a joint and several basis, payment of the Obligations as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantors” means each Subsidiary of the Borrower from time to time.

“Hazardous Materials” means any (a) chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any other Credit Party, as the context may require.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including condensate, casinghead gas, distillate, and natural gas liquids), and any other minerals produced or processed in association therewith (including elemental sulfur, helium, carbon dioxide, and other non-hydrocarbon substances produced in association with any of the above described items).

“Indemnified Person” has the meaning specified in Section 9.03(b).

“Interest Payment Date” has the meaning given to such term in Section 2.04(c).

“Interest Rate” means ten percent (10.0%) compounded annually during the term of this Agreement in accordance with the terms hereof.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of goods or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (e) the purchase or acquisition of Oil and Gas Properties.

“Key Employee” means James Flores, Chief Executive Officer of the Borrower, or any interim or permanent replacement of the Chief Executive Officer (or functionally equivalent title) of the Borrower approved by the Lender in accordance with the definition of “Change of Control”.

“Knowledge” means the actual knowledge of the Persons set forth on Schedule 1.02.

“Laws” means any applicable law, statute, regulation, ordinance, order, code, ruling, writ, injunction, decree or other act of or by any governmental authority (including any administrative, executive, judicial, legislative, regulatory or taxing authority).

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Credit Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan” means the term loan deemed made by the Lender to the Borrower on the Closing Date pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Credit Parties to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Financing Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Financing Documents.

“Maturity Date” means the earliest to occur of (a) the fifth (5th) anniversary of the Effective Time, (b) ninety (90) days after Restart Production and (c) the acceleration of the Loan in accordance with Section 7.01; provided that if any such day is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

“Maximum Debt Threshold” means an amount equal to Two Hundred and Fifty Million Dollars ($250,000,000).

“Maximum Rate” has the meaning specified in Section 9.12.

“Midstream Properties” means all tangible and intangible property owned or leased by any Credit Party used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons, fresh water and produced water; (b) fractionating and transporting Hydrocarbons; or (c) marketing Hydrocarbons, including, without limitation, processing plants, gathering systems, pipelines, storage facilities, surface leases, easements and rights of way related to each of the foregoing.

“Mortgages” means, collectively, the Deeds of Trust and any other mortgage or deed of trust executed by one or more Credit Parties for the benefit of the Secured Parties as security for the Obligations.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower, a Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions or was obligated to make contributions within the last six (6) years.

“Notice of Borrowing” shall mean a written notice of a Borrowing in the form of Exhibit D.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any other Credit Party arising under any Financing Document or otherwise with respect to the Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all indemnity obligations (contingent and otherwise) owing by the Borrower as “Purchaser” under the PSA to the Lender as “Seller” under the PSA in respect of any of the Assumed Obligations, including Plugging and Abandonment Obligations. Without limiting the foregoing, the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Financing Document and (ii) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower or any Credit Party.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon

Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights of way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties of the Borrower or any other Credit Party, as the context may require.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Plains PSA” has meaning set forth in the PSA.

“Participant” has the meaning specified in Section 9.04(f).

“Participant Register” has the meaning specified in Section 9.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Encumbrances” has the meaning set forth in the PSA.

“Permitted Holder” means James Flores or his spouse and any direct descendent (including any trust organized for the benefit of such spouse or direct descendent) or any funds controlled or managed by James Flores or any such spouse, direct descendent or trust organized for the benefit of such spouse or direct descendent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.04(c).

“Plains” means Plains Pipeline LP.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA but excluding any Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, or a Subsidiary or an ERISA Affiliate.

“Plugging and Abandonment Obligations” has the meaning set forth in the PSA.

“Prepayment Notice” means a notice by the Borrower to prepay the Loan, which shall meet the requirements of Section 2.02(b) and otherwise be in the form attached hereto as Exhibit B.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“PSA” has the meaning specified in the second introductory paragraph hereof.

“Purchase Money Security Interest” means Liens upon tangible personal property and proceeds thereof securing loans to any Credit Party or deferred payments by such Credit Party for the purchase of such tangible personal property.

“Purchase Price” has the meaning set forth in the PSA.

“Reassignment Option” has the meaning set forth in the PSA.

“Register” has the meaning specified in Section 9.04(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” or “Released” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning set forth in Section 5.10(a)(iii).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA and the regulations issued thereunder with respect to a Plan other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC has been waived.

“Resignation Effective Date” has the meaning specified in Section 8.04(a).

“Responsible Officer” means the chief executive officer, president, executive vice president, vice president, chief financial officer or treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restart Production” means the date of “Restart Production” as set out in the PSA. Borrower shall notify the Administrative Agent of the occurrence of Restart Production as soon as reasonably possible.

“Restricted Payment” means (a) any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion to cash, cancellation or termination of any such Equity Interests and (b) the payment of management fees.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lender, each Indemnified Person and any other Person owed Obligations and “Secured Party” means any of them individually.

“Seller” has the meaning assigned to such term in the PSA.

“Solvency Certificate” means a certificate in the form attached hereto as Exhibit C certifying as to the solvency of the Borrower and its Subsidiaries after giving effect to the Transactions.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or the Subsidiaries of the Borrower.

“Synthetic Lease” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty percent (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a governmental authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement, each other Financing Document to which it is a party, the borrowing of the Loan, the use of the proceeds thereof, the Borrower’s grant of the security interests and provision of collateral under the Collateral Documents, and Borrower’s grant of Liens on its Properties (including the Assets) pursuant to the Collateral Documents, (b) the execution, delivery and performance by each other Credit Party of each Financing Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guarantee and Collateral Agreement by such Credit Party and such Credit Party’s grant of the security interests and provision of collateral under the Collateral Documents, and the grant of Liens by such Credit Party on its Properties (including the Assets) pursuant to the Collateral Documents, (c) the consummation of the transaction contemplated by the PSA (including the acquisition of the Assets by the Borrower from the Lender) and (d) the payment of all fees and expenses in connection with the foregoing.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” The word “will” shall be construed to have the same meaning and effect as the word “shall” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; Changes in GAAP.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.

(b) Changes in GAAP. If the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

TERM LOAN

Section 2.01 Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a Loan to the Borrower on the Closing Date in an aggregate principal amount equal to Six Hundred Twenty Two Million Eight Hundred Eighty Six Thousand Nine Hundred Eighty Two Dollars ($622,886,982.00) and shall be deemed funded in full on the Closing Date (without further action by the Borrower or the Lender) on the consummation of the PSA and the Borrower’s acquisition of the Assets pursuant thereto.

Section 2.02 Prepayments.

(a) Optional Prepayments. The Borrower may, upon notice to the Lender, at any time and from time to time prior to the Maturity Date, prepay in whole or in part, the Loan, without premium or penalty, subject to the other requirements of this Section.

(b) Notices of Optional Prepayment. Each such notice for an optional prepayment to be made pursuant to clause (a) of this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Lender (if promptly confirmed by a written Prepayment Notice consistent with such telephonic notice) and must be received by the Lender not later than 12:00 noon (Houston, Texas time) one (1) Business Day before the date of such prepayment. Each Prepayment Notice shall specify (x) the prepayment date (which shall be a Business Day), (y) the principal amount of the Loan or portion thereof to be prepaid, which shall not be less than the lesser of (x) the outstanding Loan amount or (y) Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess of that amount and (z) accrued but unpaid interest to be paid in connection with the principal payment described in clause (y) above. Each Prepayment Notice shall be irrevocable once delivered to the Lender.

(c) Mandatory Prepayments.

(i) Dispositions. Upon any Disposition by any Credit Party (other than a Disposition expressly permitted by Section 6.07) of any of its Properties resulting in net cash proceeds in excess of One Million Dollars ($1,000,000) in a single transaction or series of related transactions, the Borrower shall prepay the Loan in cash in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds; provided, however, that, with respect to any net cash proceeds realized under a Disposition described in this Section 2.02(c)(i), at the election of the Borrower (and as approved by the Lender, such approval not be unreasonably withheld or delayed), and so long as no Event of Default shall have occurred and be continuing, the applicable Credit Party may reinvest all or any portion of such net cash proceeds in assets useful in the business of the Credit Parties so long as within one hundred eighty (180) days after the receipt of such net cash proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Lender); and provided further, however, that any net cash proceeds not so reinvested within such one hundred eighty (180)-day period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.02(c)(i).

(ii) Insurance Proceeds. Upon receipt of insurance proceeds following a Casualty Event to the extent that the aggregate amount of net cash proceeds received by any Credit Party in respect of such Casualty Event are in excess of One Million Dollars ($1,000,000), the Borrower shall prepay the Loan in cash in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds; provided, however, that, with respect to any insurance proceeds received following a Casualty Event described in this Section 2.02(c)(ii), at the election of the Borrower (and as approved by the Lender, such approval not be unreasonably withheld or delayed), and so long as no Event of Default shall have occurred and be continuing, the applicable Credit Party may reinvest all or any portion of such insurance proceeds to replace or repair the assets in respect of which such insurance proceeds were received so long as such proceeds shall be applied as described above within one hundred eighty (180) days after the receipt of such insurance proceeds (as certified by the Borrower in writing to the Lender); and provided further, however, that any net cash proceeds not so applied within such one hundred eighty (180)-day period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.02(c)(ii).

(iii) Debt. Promptly upon receipt, the Borrower shall prepay the Loan in an amount equal to one hundred percent (100%) of the net proceeds received by any Credit Party from the incurrence or issuance of any Debt other than Debt expressly permitted by Section 6.02; provided that, the foregoing shall in no event be deemed to imply consent to any incurrence or issuance of Debt not otherwise permitted under the Financing Documents.

(d) Application. All prepayments of the Loan shall be accompanied by accrued and unpaid interest thereon. All prepayments of the Loan shall be applied in a manner determined by the Lender in its sole discretion.

(e) Reborrowing. The amounts borrowed under this Agreement which are repaid or prepaid may not be reborrowed.

Section 2.03 Repayment of Loan; Post-Closing Purchase Pricing Adjustments.

(a) The Borrower shall repay to the Lender the aggregate outstanding principal amount of the Loan (including PIK Interest added thereto from time to time pursuant to Section 2.04) and all accrued but unpaid interest thereon on the Maturity Date.

(b) If Seller exercises the Reassignment Option, upon the consummation thereof in accordance with the PSA together with the reassignment of the Assets and any other rights conveyed under the PSA to Seller or its designated representative, the aggregate outstanding principal amount of the Loan (including PIK Interest added thereto from time to time pursuant to Section 2.04) and all accrued but unpaid interest thereon shall be deemed to be repaid in full. Lender shall inform the Administrative Agent of the consummation of the Reassignment Option as soon as reasonably possible.

Section 2.04 Interest.

(a) Interest Rates. Subject to paragraph (b) of this Section, the Loan shall bear interest at a rate per annum equal to the Interest Rate.

(b) Default Interest. Upon the occurrence and during the continuance of (i) any Event of Default under Section 7.01(a), (g), (h) or (i) or (ii) at the election of the Lender, any other Event of Default, all amounts payable by the Borrower under this Agreement or any other Financing Document (including principal of any Loan, interest, fees and other amount) shall thereafter bear interest at a rate equal to the Default Rate.

(c) Payment Dates; PIK Interest. Accrued interest on the Loan shall be payable in arrears on each anniversary of the Effective Time (“Interest Payment Date”) and at such other times as may be specified herein; provided that, unless the Borrower elects in writing prior to an Interest Payment Date to pay any accrued but unpaid interest in cash, all such accrued and unpaid interest shall be deemed paid on each Interest Payment Date by adding the amount thereof to the then outstanding principal amount of the Loan (any such interest, “PIK Interest”), which PIK Interest shall be deemed outstanding principal hereunder and accrue interest at the Interest Rate as provided herein and (ii) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d) Interest Computation. All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed (including the first day but excluding the last day).

Section 2.05 Evidence of Debt.

(a) Maintenance of Records. The Lender shall maintain in accordance with its usual records evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender. The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Financing Documents. In the event of any conflict between the records maintained by the Borrower and the records maintained by the Lender in such matters, the records of the Lender shall control in the absence of manifest error.

(b) Promissory Notes. Upon the request of the Lender, in addition to the records maintained by the Lender as provided in Section 2.05(a) above, the Borrower shall prepare, execute and deliver a promissory note of the Borrower payable to the Lender in the form of Exhibit E, which shall evidence the Lender’s Loan in addition to such records.

Section 2.06 Payments Generally.

(a) Payments by Borrower. All payments to be made by the Borrower hereunder and the other Financing Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Lender, in immediately available funds not later than 12:00 p.m. (Houston, Texas time) on the date specified herein. All amounts received by the Lender after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest fees or other premium amounts, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. All payments hereunder or under any other Financing Document shall be made in Dollars.

(b) Application of Insufficient Payments. Subject to Section 7.03, if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to the Administrative Agent, for its fees, costs and expenses and any other amounts then due to the Administrative Agent hereunder or under the Administrative Agent Fee Letter, (ii) second, to pay interest, fees and other amounts then due hereunder to the Lender, and (ii) third, to pay principal then due hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

Section 3.01 Organization; Powers. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted, and (c) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every foreign jurisdiction where such qualification is required, except, in the case of this clause (c) where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authority; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all corporate or other action and, if required, member or direct or indirect equityholder action. Each Financing Document to which a Credit Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any manager, member, equityholder, shareholder or other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Financing Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of financing statements and the Collateral Documents as required by this Agreement and (ii) those approvals or consents from third parties (other than managers, members, equityholders or shareholders) which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect, or do not have an adverse effect on the enforceability of the Financing Documents, (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Credit Party, (c) will not violate or result in a default under any indenture, note, credit agreement or other agreement binding upon any Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party (other than the Liens created by the Financing Documents).

Section 3.04 Financial Statements. The Borrower’s pro forma financial statements delivered pursuant to this Agreement fairly present in all material respects its pro forma consolidated financial condition as of the date thereof (subject to normal year end audit adjustments and the absence of footnotes). Such pro forma financial statements have been prepared in accordance with GAAP. No Credit Party has any material liabilities, direct or contingent, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as have been disclosed in such financial statements as of the date of such statement or otherwise disclosed in writing to the Lender prior to the date hereof.

Section 3.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Credit Party that (a) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) purport to affect or pertain to Financing Document or the Transactions.

Section 3.06 Restriction on Liens. Neither the Borrower nor any Credit Party is a party to any agreement or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Lender on or in respect of their Properties to secure the Obligations and the Financing Documents.

Section 3.07 Compliance with the Laws and Agreements; PATRIOT ACT; No Defaults.

(a) Each Credit Party is in compliance in all material respects with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business.

(b) Each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Lender all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Lender.

(c) No Default has occurred and is continuing.

Section 3.08 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 Taxes. Each Credit Party has timely filed or caused to be filed all material Tax returns and material reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Credit Party has set aside on its books adequate reserves in accordance with GAAP. No claim has been asserted by any Governmental Authority with respect to the Tax of any Credit Party except any such claim relating to Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Credit Party has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10 Insurance. For the benefit of each Credit Party, the Borrower has (a) all insurance policies sufficient for the compliance by the Credit Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties. The Administrative Agent and the Lender has been named as additional insureds in respect of such liability insurance policies and the Administrative Agent and the Lender, has been named as lender loss payee with respect to Property loss insurance.

Section 3.11 Properties; Defensible Title, Etc.

(a) Each Credit Party has good and defensible title to the Oil and Gas Properties and good title to all its personal Properties other than Properties sold or Disposed of in compliance with Section 6.07 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 6.03.

(b) All material leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as its business is conducted on the date hereof.

(d) Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 3.12 Solvency. After giving effect to the Transactions, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, will exceed the aggregate Debt of the Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Credit Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures, and (c) each Credit Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 3.13 Anti-Corruption Laws; Sanctions.

(a) No Credit Party will directly or indirectly use the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds: (i) to fund or facilitate any activities or business of, with or involving any Sanctioned Person, in violation of applicable Sanctions; or (ii) in any other manner that would constitute or give rise to a violation of Sanctions by the Lender.

(b) No Credit Party, their respective subsidiaries nor the directors or officers nor, to any Credit Party’s knowledge, its employees or authorized agents acting for or on behalf of it: (i) is a Sanctioned Person or (ii) is currently or has, in the past two (2) years, engaged in any dealings or transactions with any Sanctioned Person. Each Credit Party has conducted its business at all times in compliance with applicable Anti-Money Laundering Laws.

(c) Each Credit Party has complied, and has caused its directors, officers, agents and employees and any other Person acting for or on behalf of it to comply with Anti-Corruption Laws, and it has not made, offered, promised or authorized, whether directly or indirectly, any payment or anything else of value to a Governmental Authority while knowing or having a firm belief of a high probability that all or some portion will be used for the purpose of: (i) influencing any act or decision of a Governmental Authority in his or her official capacity; (ii) inducing a Governmental Authority to do or omit to do an act in violation of the lawful duty of such official; (iii) inducing a Governmental Authority to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; or (iv) securing an improper advantage, in order to assist any Credit Party in obtaining or retaining business for or with, or directing business to, any Person, as such terms are used and defined in the FCPA.

(d) Each Credit Party has established, implemented and will maintain in place processes and procedures reasonably designed to promote and achieve compliance by each Credit Party and their respective directors, officers, employees and authorized agents acting on their behalf with the Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(e) Neither Credit Party nor any of their respective subsidiaries or the directors or officers or, to any Credit Party’s knowledge, its employees or authorized agents acting for or on behalf of any such Person in any capacity in connection with or directly benefitting from the Loan hereunder is engaged in any transactions that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 3.14 Subsidiaries. Except as set forth on Schedule 3.14, the Borrower does not have any Subsidiaries on the Closing Date.

Section 3.15 Burdensome Restrictions. No Credit Party is a party or subject to any contract, agreement or charter restriction that prohibits this Agreement or any other Financing Document, the making of the Loan or the granting of the Liens by the Credit Parties pursuant to the Collateral Documents.

To the extent any of the foregoing representations and warranties in this Article III apply or relate to any of the Assets, Pacific Offshore Pipeline Company, a corporation formed under the laws of California, or Pacific Pipeline Company, a corporation formed under the laws of Delaware, such representations and warranties are made to the Borrower’s Knowledge. Furthermore, as used in this Article III (except for purposes of Section 3.12), “Transactions” does not include clause (c) of the definition thereof (or the payment of all fees and expenses in connection therewith).

ARTICLE IV

CONDITIONS

The effectiveness of this Agreement (including the obligation of the Lender to make the Loan) is subject to the satisfaction of the following conditions (and, in the case of each document specified in this Section to be received by the Lender, such document shall be in form and substance satisfactory to the Lender in its sole discretion):

(a) The Administrative Agent and the Lender shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent or the Lender, as applicable) of this Agreement signed on behalf of such party.

(b) The Administrative Agent and the Lender shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent or the Lender, as applicable) of the Collateral Documents and, except in cases where no signature is required, the other Collateral Documents together with any other documents, and instruments required to perfect or evidence the Lender’s first priority security interest in and liens on the Collateral (including, without limitation, all applicable certificates evidencing pledged capital stock, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all real property (including oil and gas property) mortgages to be filed in the applicable government mortgage filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and all deposit account and securities account control agreements) will have been executed and/or delivered and, to the extent applicable, be in proper form for filing. In connection with the execution and delivery of the Collateral Documents and other documents described above, the Lender shall be reasonably satisfied that the Collateral Documents create first priority Liens that may be perfected upon recordation of properly completed financing statements and the Collateral Documents in the appropriate filing offices therefor (except Liens permitted by Section 6.03 may exist).

(c) The Administrative Agent and the Lender shall have received copies of all material regulatory, governmental, third party and other approvals, acknowledgements, directions, consents and agreements required as of the Closing Date hereof in order for each Credit Party to enter into the Financing Documents to which it is a party and perform their respective obligations thereunder and for the consummation of the transactions contemplated under the Financing Documents.

(d) The Administrative Agent and the Lender shall have received a certificate of a Responsible Officer of each Credit Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Credit Party, as applicable, to execute and deliver the Financing Documents to which it is a party and to enter into the Transactions, (ii) the officers of such Credit Party, as applicable, (x) who are authorized to sign the Financing Documents to which such Credit Party, as applicable, is a party and (y) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen or genuine signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Credit Party, as applicable, certified as being true and complete.

(e) The Administrative Agent and the Lender shall have received certificates of the appropriate state agencies, as requested by the Lender, with respect to the existence, qualification and good standing of each Credit Party in each jurisdiction where any such Credit Party is organized or qualified to do business.

(f) The Lender shall have received a Solvency Certificate from the Borrower in form and substance reasonably satisfactory to the Lender.

(g) The Administrative Agent and the Lender shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Lender certifying that (i) all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct in all respects) and (ii) no Default or Event of Default exists.

(h) The Administrative Agent and the Lender shall have received a Notice of Borrowing.

(i) The Lender shall have received a pro forma balance sheet of the Borrower after giving effect to the Transactions (it being understood and agreed that this clause (i) shall be deemed satisfied by the inclusion in a registration statement on Form S-4 or a proxy statement for Flame Acquisition Corp. filed with the SEC).

(j) No later five (5) Business Days prior to the Closing Date, each of the Administrative Agent and the Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(k) (i) The PSA is in full force and effect and the “Closing” thereunder shall be consummated simultaneously with the Closing Date in accordance with the terms described in the PSA, and (ii) the Plains PSA is in full force and effect and the “Closing” thereunder shall be consummated prior to, or substantially simultaneously with, the Closing Date in accordance with the terms described in the Plains PSA.

(l) All fees, costs and expenses (including legal fees) payable to or on behalf of the Lender or the Administrative Agent that are due and payable on the Closing Date to the extent invoiced at least two (2) Business Days prior to the Closing Date, shall have been received.

(m) The Administrative Agent, for the benefit of the Secured Parties, shall have received customary legal opinions from Bracewell LLP as New York special legal counsel for the Borrower and (ii) Stoel Rives LLP, as California special legal counsel for the Borrower.

(n) No Default or Event of Default shall have occurred and be continuing.

(o) All representations and warranties made by any Credit Party contained herein or in the other Financing Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(p) The Lender shall have received evidence reasonably satisfactory to it that the Borrower and its Subsidiaries have cash and Cash Equivalents that would not appear as “restricted” on a consolidated balance sheet of the Borrower of not less than One Hundred Fifty Million Dollars ($150,000,000).

(q) The Lender shall have received such other documents as the Lender may request in its sole discretion.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Loan and all other Obligations shall have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 5.01 Financial Statements; Other Information. The Borrower will promptly deliver to the Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower (or such later date corresponding with any applicable filing extension granted by SEC), commencing with the fiscal year ending December 31, 2022, the audited consolidated balance sheet for the Borrower and its Subsidiaries and related statements of operations, members’ equity, as applicable, and cash flows as of the end of and for such year, setting forth, to the extent available, in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such later date corresponding with any applicable filing extension granted by SEC), commencing with the first such full fiscal quarter ending after the date of this Agreement, the unaudited consolidated balance sheet for the Borrower and its Subsidiaries and related statements of operations, members’ equity, as applicable, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth, to the extent available, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes.

(c) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 5.01(a), and within ten (10) Business Days following each change in the insurance maintained in accordance with Section 5.07, certificates of insurance coverage with respect to the insurance required by Section 5.07, in form and substance satisfactory to the Lender, and, if requested by the Lender, all copies of the applicable policies.

(d) Other Accounting Reports. A copy of any interim or special audit submitted to any Credit Party made by independent accountants of the books of any such Person.

(e) Restart Production Reporting.

(i) Borrower shall use all commercially reasonable effort to provide Lender and Administrative Agent written updates regarding the progress of the Restart Production, including the status of all Governmental Requirements (including any material permits) negotiations, developments with Plains or other third party hydrocarbon transportation service providers, as well as other material contracts necessary to achieve Restart Production.

(ii) Promptly upon becoming aware thereof, if any material permits are revoked or the relevant Governmental Authority indicates it is reasonably likely such Governmental Requirement will not be granted before the Restart Failure Date (as defined in the PSA), notice in writing of such development.

(iii) Promptly upon receipt thereof, copies of any official correspondence from governmental authorities relating to the issuance of requested permits for the Restart Production.

The parties agree and acknowledge that delivery by the Purchaser (as defined in the PSA) to the Seller of the periodic reporting pursuant to Section 7.12 of the PSA shall satisfy the foregoing requirements of this Section 5.01(e).

(f) Patriot Act. Promptly, following a request by the Lender, (i) all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and (ii) information and documentation that the Lender reasonably requests for purposes of compliance with the Beneficial Ownership Regulation.

(g) The Borrower will furnish to Administrative Agent and the Lender written notice at least fifteen (15) days prior to the occurrence of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s identity or organizational structure, or (iii) in any Credit Party’s federal taxpayer identification number. The

Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will be made substantially contemporaneously with any such change, under the UCC or other applicable law or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral that can be perfected by the filing of a UCC financing statement. The Borrower will furnish to the Lender prompt written notice of any Liens or claims made or asserted in writing against a material portion of the Collateral or interest therein. The Borrower also agrees promptly to notify the Lender in writing if any material Collateral is lost, damaged or destroyed.

(h) Promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(i) Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor and not otherwise required to be delivered to the Lender pursuant hereto.

(j) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA (provided that, with respect to a Multiemployer Plan, only to the extent such reports or other information are reasonably available to Borrower) (including copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party may request with respect to any Multiemployer Plan; provided that, if the Credit Parties have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Lender, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Lender promptly after receipt thereof)), or compliance with the terms of the PSA, this Agreement or any other Financing Document or in connection with the status of Restart Production, as the Lender may request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (y) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.02 Notices of Material Events. The Borrower will promptly notify in writing the Administrative Agent and the Lender of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any materially adverse action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Subsidiary thereof not previously disclosed in writing to the Lender or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lender);

(c) the occurrence of any ERISA Event; and

(d) any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the

Borrower has taken and proposes to take with respect thereto, and, with respect to clause (c) hereof, when known to the Borrower, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Credit Party to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization and (b) preserve, renew and keep in full force and effect the governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business and maintain its qualification to do business in each other jurisdiction where such qualification is required, except, in the case of this clause (b) where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each other Credit Party to, pay its material obligations, including tax liabilities of the Borrower and all of the other Credit Parties before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such other Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Performance of Obligations under Financing Documents. The Borrower will pay the Loans according to the terms hereof, and cause each other Credit Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Financing Documents, including this Agreement, at the time or times and in the manner specified and after giving to all materiality qualifiers and grace and/or cure periods, if any, therefor.

Section 5.06 Operation and Maintenance of Properties; Material Contracts. The Borrower, at its own expense, will, and will cause each other Credit Party to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a manner expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance, in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties necessary to the conduct of its business, including all equipment, machinery and facilities, in at least the same manner as maintained by the Seller in the twelve (12) months immediately prior to the Closing Date and otherwise, in each case, as would a reasonably prudent operator;

(c) promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties;

(e) promptly perform or use commercially reasonable efforts to cause to be performed, the obligations required by each and all of the material contracts and agreements affecting the Borrower and its subsidiaries; and

(f) promptly deliver, within thirty (30) days after the receipt thereof, any renewal, material amendment, supplement or other modification to any applicable Governmental Requirement received by such Credit Party after the date of this Agreement, together with a description of each material change in the status of such Governmental Requirement, to the Lender.

Section 5.07 Insurance. The Borrower will maintain, with financially sound and reputable insurance companies carrying a minimum long term debt rating of at least ‘A-’ by Standard & Poor’s or Fitch Ratings, or ‘A3’ by Moody’s Investor’s Service, insurance covering all Credit Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The lender loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent and Lender as a “lender loss payee” or other formulation acceptable to the Lender and such liability policies shall name the Administrative Agent and the Lender as “additional insured.” The Borrower shall cause such policies to also provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Lender (or ten (10) days in the case of non-payment).

Section 5.08 Books and Records; Inspection Rights. The Borrower will, and will cause each other Credit Party to, keep proper books of record and account in accordance with GAAP. The Borrower will, and will cause each other Credit Party to, permit any representatives designated by the Lender or the Lender to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that the Lender shall provide the Borrower with reasonable notice prior to any visit or inspection (but in any event no shorter than ten (10) Business Days’ notice prior to any visit or inspection). In the event the Lender desires to conduct an audit of any Credit Party, the Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed on behalf of the Borrower. The Borrower shall reimburse the Lender for the costs incurred in connection with one such visitation and inspection per year (unless an Event of Default has occurred and is continuing, in which case the Borrower shall reimburse the Lender for the costs incurred in connection with all such visitations and inspections).

Section 5.09 Compliance with Laws. The Borrower will, and will cause each Credit Party to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.10 Environmental Matters.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall: (i) comply, and shall cause its Properties and operations and each other Credit Party and each other Credit Party’s Properties and operations to comply with all applicable Environmental Laws; (ii) timely obtain or file, and shall cause each other Credit Party to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the other Credit Parties’ Properties; (iii) promptly commence and diligently prosecute to completion, and shall cause each of other Credit Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the other Credit Parties’ Properties; and (iv) establish and implement, and shall cause each other Credit Party to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the other Credit Parties’ obligations under this Section 5.10(a) are timely and fully satisfied.

(b) The Borrower will promptly, but in no event later than five (5) Business Days of the Borrower becoming aware thereof, notify the Lender in writing of any threatened action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party threatened in writing against the Borrower or the other Credit Parties or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of One Million Dollars ($1,000,000), not fully covered by insurance, subject to normal deductibles.

(c) If an Event of Default has occurred and is continuing, the Lender may (but shall not be obligated to), at the expense of the Borrower and to the extent that the Borrower has the right to do so, conduct such Remedial Work as it deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Properties, and the Credit Parties shall cooperate with the Lender in conducting such Remedial Work. Such Remedial Work may include a detailed visual inspection of the Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Lender deems appropriate for such Remedial Work and to the extent the Borrower has the right to do so. The Lender and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Properties for the foregoing purposes to the extent the Borrower has the right to do so; provided that, any such representative of the Lender shall comply with the Borrower’s safety, health and environmental policies and shall carry and maintain adequate insurance coverages appropriate or customary for the tasks to be performed.

Section 5.11 ERISA Compliance. The Borrower will promptly furnish and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish to the Lender (a) upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, in each case, that could reasonably be expected to result in a Material Adverse Effect, in connection with any Plan or any trust created thereunder, a written notice of the Borrower or Subsidiary of the Borrower, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Promptly following receipt of a reasonable request by the Lender, the Borrower will furnish and will cause each Subsidiary to promptly furnish to the Lender copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party may request with respect to any Multiemployer Plan; provided that, if the Credit Parties have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Lender, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Lender promptly after receipt thereof.

Section 5.12 Additional Collateral; Additional Guarantors.

(a) On the Closing Date, the Borrower shall grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien (subject only to Liens permitted pursuant to Section 6.03) in substantially all of its assets pursuant to the Guarantee and Collateral Agreement and Mortgages.

(b) If the Borrower shall form, acquire or otherwise own a Subsidiary after the Closing Date, the Borrower shall promptly (but, in any event, within thirty (30) days of formation or acquisition (or such later date agreed to by the Lender)) cause such Subsidiary to (i) guarantee the payment and performance of the Obligations pursuant to the Guarantee and Collateral Agreement (or supplements or joinders thereto) and (ii) grant to the Lender, for the benefit of the Secured Parties, a perfected Lien (subject only to Liens permitted pursuant to Section 6.03) in substantially all of its assets pursuant to the Guarantee and Collateral Agreement (or supplements or joinders thereto) and any Mortgages. In connection with any such guaranty, the Borrower shall execute and deliver (or cause the applicable Person to execute and deliver) such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Lender.

(c) In the event that any Credit Party becomes the owner of a Subsidiary, then the Credit Party shall (i) pledge one hundred percent (100%) of all the Equity Interests of such Subsidiary, in each case, that are owned by such Credit Party and to the extent such pledge does not occur automatically under the Guarantee and Collateral Agreement (including, in each case, delivery of original stock certificates, if any, evidencing such Equity Interests, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) execute and deliver (or cause the applicable Person to execute and deliver) such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Lender.

(d) The Borrower will, and will cause each Guarantor to, by no later than the date that is thirty (30) days following the acquisition thereof (or such later date acceptable to the Lender in its sole discretion) execute and deliver to the Administrative Agent such mortgages, documents, title information, instruments, agreements, opinions and certificates with respect to any real Property acquired by the Borrower or the Guarantors after the Closing Date, including but not limited to any Midstream Properties and Oil and Gas Properties, that the Lender shall reasonably request to create in favor of the Administrative Agent for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Property (subject only to Excepted Liens).

(e) Subject to any express exceptions, time periods and other terms as are set forth herein or in the Collateral Documents, the Borrower will, and will cause each Guarantor to, at all times cause all personal property of the Borrower or any such Guarantor, as applicable, that constitute Collateral to be subject to a first priority Lien (subject only to Excepted Liens) in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 5.13 Further Assurances.

(a) The Borrower, at its sole expense, will, and will cause each other Credit Party to, promptly execute and deliver to the Lender all such other documents, agreements and instruments reasonably requested by the Lender to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Credit Party, as the case may be, in the Financing Documents or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement, any Collateral Document, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any Collateral Document or the priority thereof, or to make any recordings or re-recordings, file or re-file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Lender, in connection therewith.

(b) The Borrower hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Guarantee and Collateral Agreement, any Mortgage or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

ARTICLE VI

NEGATIVE COVENANTS

Until the Loan and all other Obligations have been paid in full, the Borrower covenants and agrees with the Lender that:

Section 6.01 Fundamental Changes. The Borrower will not, nor will it permit any Credit Party to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that, the Borrower shall be the continuing or surviving Person or (ii) any one or more other Credit Party;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; and

(c) any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

Section 6.02 Debt. The Borrower will not, and will not permit any other Credit Party to create, incur, assume or permit to exist any Debt, except:

(a) the Obligations arising under the Financing Documents;

(b) Debt outstanding on the date hereof and listed on Schedule 6.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c) subject to the Maximum Debt Threshold, Debt in respect of (i) any office lease of the Credit Parties (to the extent such lease constitutes a Capital Lease) in an aggregate amount not to exceed Five Million Dollars ($5,000,000) owing for any fiscal year; and (ii) any other Capital Leases and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Debt at any one time outstanding under this clause (ii) shall not exceed Five Million Dollars ($5,000,000);

(d) Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(e) Debt between or among the Credit Parties; provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Credit Party and (ii) any such Debt shall be subordinated to the Obligations on terms set forth in the Guarantee and Collateral Agreement;

(f) obligations to royalty, overriding and working interest owners, joint interest obligations, trade payables and other lease operating expenses incurred in the ordinary course of business which are not more than ninety (90) days past due;

(g) Debt associated with (i) appeal bonds and bonds or sureties or (ii) letters of credit as provided in accordance with the PSA, in each case, provided to any Governmental Authority or to any other Person (including Seller) in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of the Oil and Gas Properties and Midstream Properties;

(h) subject to the Maximum Debt Threshold, unsecured Debt subordinated in a manner satisfactory to the Lender in its sole discretion;

(i) other Debt not otherwise permitted by this Section 6.02 in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding; and

(j) any guarantee of any other Debt permitted to be incurred hereunder.

Section 6.03 Liens. The Borrower will not, and will not permit any other Credit Party to create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations;

(b) Liens existing on the date hereof and listed on Schedule 6.03 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.02(b);

(c) Liens securing Debt permitted under Section 6.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(d) Excepted Liens; and

(e) Liens not otherwise permitted under this Section 6.03 securing obligations in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding; provided that no such Liens shall attach to any of the Assets.

Section 6.04 Restricted Payments. The Borrower will not, and will not permit any other Credit Party to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b) Subsidiaries may declare and pay dividends and other Restricted Payments to the Borrower and any other Credit Party; and

(c) the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it in connection with any employee stock option agreement, employee warrant agreement or stock award or stock-based award agreement, severance agreement, employee benefit or long-term incentive plan or agreement or similar agreement, in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in any fiscal year or Ten Million Dollars ($10,000,000) in aggregate prior to Discharge of the Obligations.

Section 6.05 Investments, Loans and Advances. The Borrower will not, and will not permit any other Credit Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) accounts receivable arising in the ordinary course of business;

(b) Cash Equivalents;

(c) Investments between or among the Credit Parties; provided that, as a condition thereto, the applicable Credit Parties have taken all such actions necessary to maintain the Lender’s perfected first priority lien on the Property subject to such Investment;

(d) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business;

(e) guaranties permitted by Section 6.02(a) and (j); and

(f) subject to compliance with Section 5.12, Investments not otherwise permitted by this Section 6.05 in an aggregate amount not to exceed Five Million Dollars ($5,000,000).

Section 6.06 Sale or Discount of Receivables. Except for receivables obtained by the Credit Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Credit Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 6.07 Sale of Properties. The Borrower will not, and will not permit any other Credit Party to, sell, assign, farm-out, convey or otherwise Dispose (including by division) any Property (subject to Section 6.01), except for:

(a) the sale of inventory (including Hydrocarbons) in the ordinary course of business;

(b) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such other Credit Party or is replaced by equipment of at least comparable value and use;

(c) Casualty Events;

(d) Dispositions of Properties from any Credit Party to the Borrower or any other Credit Party; provided that, as a condition thereto, the Borrower and the Credit Parties have taken all such actions necessary to maintain the Lender’s perfected first lien on the Property subject to such transfer; and

(e) Dispositions by the Credit Parties not otherwise permitted under this Section 6.07; provided that the aggregate fair market value of all property Disposed of in reliance on this clause (e) shall not exceed Five Million Dollars ($5,000,000) from and after the Closing Date.

Section 6.08 Sales and Leasebacks. The Borrower will not, and will not permit any other Credit Party to enter into any arrangement with any Person providing for the leasing by any Credit Party of real or personal property that has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party.

Section 6.09 Transactions with Affiliates. The Borrower will not, and will not permit any other Credit Party to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that, the foregoing shall not apply to (a) transactions between the Borrower and other Credit Parties, (b) Restricted Payments permitted pursuant to Section 6.04, and (c) the transactions existing on the date hereof and described on Schedule 6.09.

Section 6.10 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist any contract or agreement, which in any way prohibits or restricts:

(b) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Obligations or which requires the consent of other Persons in connection therewith or

(c) (i) the Borrower receiving Restricted Payments from any Credit Party or (ii) the Borrower or any other Credit Party receiving any money in respect of Debt owed to it, or which requires the consent of or notice to other Persons in connection therewith;

provided that, (A) the foregoing shall not apply to restrictions and conditions under the Financing Documents, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or another Credit Party pending such sale; provided that, such restrictions and conditions apply only to the asset or other Credit Party that is to be sold and such sale is permitted hereunder, and (C) clause (a) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to purchase money Liens or Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such purchase money Liens or Capital Leases, (2) customary provisions in leases restricting the assignment thereof, or (3) customary provisions restricting assignment of any licensing agreement (in which a Credit Party is the licensee) with respect to a contract entered into by a Credit Party in the ordinary course of business.

Section 6.11 Other Prepayments. The Borrower will not, and will not permit any other Credit Party to, allow take or pay or other prepayments, or purchase any subordinated Debt, with respect to the Oil and Gas Properties of the Borrower or any other Credit Party that would require the Borrower or such other Credit Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed One Million Dollars ($1,000,000) in the aggregate.

Section 6.12 Amendments to Organizational Documents and Material Contracts. The Borrower shall not, and shall not permit any other Credit Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents, in a manner that could reasonably be expected to be adverse to the interests of the Lender in any material respect without the consent of the Lender (not to be unreasonably withheld or delayed) or (b) (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (ii) terminate, replace or assign any of the Credit Party’s interests in any agreement, or (iii) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence could be reasonably expected to result in a Material Adverse Effect.

Section 6.13 Changes in Fiscal Periods. The Borrower shall not, and shall not permit any other Credit Party to have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters.

Section 6.14 Additional Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary or purchase or otherwise acquire any equity interests of any entity unless the Borrower gives written notice to the Administrative Agent and the Lender of such creation or acquisition and complies with Section 5.12.

Section 6.15 Changes to Nature of Business. The Borrower shall not change the nature of its business from being the ownership and operation of Oil and Gas Properties as currently conducted on the Closing Date.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower fails to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower fails to pay any interest on any Loan, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Credit Party in or in connection with this Agreement or any other Financing Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Financing Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Financing Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d) the Borrower fails to observe or perform any covenant, condition or agreement contained in Section 5.01(a), (b), and (e), Section 5.02(a), Section 5.03 (with respect to the existence of the Borrower), Section 5.04, Section 5.12 or in Article VI;

(e) the Borrower fails to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) or more days after the occurrence thereof;

(f) (i) the Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Financing Documents and Debt owed to Borrower or any of its Subsidiaries) having an aggregate principal amount of more than Five Million Dollars ($5,000,000), in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity;

(g) an involuntary proceeding commences or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Subsidiaries (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) applies for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors or (vi) takes any action for the purpose of effecting any of the foregoing;

(i) the Borrower or any of its Subsidiaries becomes unable, admits in writing its inability or fails generally to pay its debts as they become due;

(j) there is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding Five Million Dollars ($5,000,000) (to the extent not covered by independent third-party insurance (except for any deductibles) as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k) the Borrower or any of its Subsidiaries suffers a Casualty Event in value exceeding Twenty Million Dollars ($20,000,000) (to the extent not covered by independent third party insurance (except for any deductibles) as to which the insurer has been notified of such Casualty Event and has not denied such coverage or a condemnation award, as applicable); (l) any material provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Credit Party thereto, or shall be repudiated by any of them in writing, or ceases to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by this Agreement, or the Borrower or any other Credit Party or any of their Affiliates shall so state in writing;

(m) any Collateral Document that purports to grant a security interest on any material Collateral ceases to provide a valid and perfected first priority security interest on such material Collateral (other than by any failure by the Administrative Agent or the Lender to record, submit or register any financing statements and the Collateral Documents in the appropriate filing offices therefor, and subject to Liens permitted pursuant to Section 6.03 and any releases of Liens permitted under this Agreement) and the Lender determines its security position (or the security position of the Administrative Agent for the benefit of the Secured Parties) is affected, and the relevant Credit Party has failed to remedy such Default within ten (10) Business Days of the relevant Credit Party receiving notice from the Lender or Administrative Agent, acting at the direction of the Lender, of such Default (it being understood that the Administrative Agent shall also receive a copy of such notice; provided that any failure to provide such notice to the Administrative Agent shall not affect the existence of an Event of Default pursuant to this paragraph (m));

(n) a Change of Control occurs;

(o) one or more ERISA Events occurs which, individually or in the aggregate, has resulted in a Material Adverse Effect; and

(p) any Credit Party breaches or defaults under any material term, condition, provision, covenant, representation or warranty contained in the PSA (including Section 7.3 thereof) and any applicable grace period has expired

Section 7.02 Remedies Upon Event of Default. Upon the occurrence of any Event of Default (other than an event with respect to the Borrower described in clause(g) or (h) or (i) of Section 7.01), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(ii) exercise on behalf of itself and the Lender all rights and remedies available to it and the Lender under the Financing Documents and Applicable Law;

provided that, in case of any event with respect to the Borrower described in clause (g) or (h) or (i) of Section 7.01, the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative and the Lender by the Borrower, all payments received on account of the Obligations shall be applied by the Lender as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03) payable to the Administrative Agent in its capacity as such;

(ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Financing Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan, ratably among the Lender in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan ratably among the Lender in proportion to the respective amounts described in this clause (iv) payable to them;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Lender based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VIII

AGENCY

Section 8.01 Appointment and Authority. The Lender hereby irrevocably appoints Alter Domus Products Corp. to act on its behalf as the Administrative Agent hereunder and under the other Financing Documents and authorizes Alter Domus Products Corp. to take such actions on its behalf and to exercise such powers as are specifically delegated to or required of Alter Domus Products Corp. by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Alter Domus Products Corp. hereby accepts such appointment to act as Administrative Agent for the Lender hereto in accordance with the terms of this Agreement. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender, and the Borrower shall not have rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent may employ agents and attorneys-in-fact to perform any and all of its duties and exercise its rights and powers under the Financing Documents, as applicable, and shall not be responsible for the negligence nor misconduct of any such agents or attorneys-in-fact selected by it with due care. The Administrative Agent and any such agent employed thereby may perform any and all of its duties through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agent and their respective Related Parties, as applicable. For the avoidance of doubt, the Administrative Agent shall not have any responsibility nor liability for the actions and omissions of the Lender.

Section 8.02 Exculpatory Provisions. The duties of the Administrative Agent hereunder shall be strictly administrative in nature. Without limiting the generality of the foregoing, the Person serving as the Administrative Agent hereunder shall not:

(a) have duties nor responsibilities except those expressly set forth in the Financing Documents to which the Administrative Agent is or becomes a party, and no duties, responsibilities, covenants, or obligations shall be inferred or implied against any Administrative Agent, and the Administrative Agent shall not be subject to any fiduciary duties or be a trustee for any Secured Party, regardless whether a Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Lender; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

(c) be responsible for the contents or accuracy of any statement, representation, warranty, certificate, report or other document referred to or provided for in, or received under, any Financing Document,

(d) be responsible for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or any Financing Document or any other document referred to or provided for in any Financing Document;

(e) be responsible for any failure by the Credit Parties or any other Person to perform or observe any of its obligations, covenants, agreements or other terms and conditions under any Financing Document;

(f) be required to initiate or conduct any, remedial, litigation, or collection proceedings under any Financing Document;

(g) be responsible for any action taken or omitted to be taken by it under any Financing Document or under any other document or instrument referred to or provided for in any Financing Document, except for its own gross negligence or willful misconduct, each as determined by a final, non-appealable judgment by a court of competent jurisdiction;

(h) be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or the Lender;

(i) except as expressly set forth herein or in the other Financing Documents, have any duty to disclose or be liable for the failure to disclose any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity;

(j) be liable under or in connection with any Financing Document for indirect, special, incidental, punitive, or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Administrative Agent has been advised of the possibility thereof and regardless of the form of action; or

(k) be responsible for the validity, perfection, priority, or enforceability of any Lien or security interest created, or purported to be created, by the Guarantee and Collateral Agreement or any filing, registration, or recording related thereto.

Section 8.03 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of the Lender, the Administrative Agent may presume that such condition is satisfactory to the Lender unless the Administrative Agent shall have received notice to the contrary from the Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.04 Resignation or Removal of Administrative Agent.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may at any time give notice of its resignation to the Lender and the Borrower. Upon receipt of any such notice of resignation, the Lender shall have the right to appoint a successor. At any time, the Administrative Agent may be removed with or without cause by the Lender. If no such successor is so appointed by the Lender and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lender, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to the Lender directly, until such time, if any, as the Lender appoints a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing

Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Financing Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.05 Non-Reliance. The Administrative Agent acknowledges that it has, independently and without reliance upon the Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Administrative Agent also acknowledges that it will, independently and without reliance upon the Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep informed as to the performance or observance by the Credit Parties or any other Person of this Agreement or any other Financing Document or to inspect the Properties or books of the Credit Parties or such other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lender or Secured Parties by the Administrative Agent under this Agreement and the other Financing Documents to which the Administrative Agent is a party, the Administrative Agent shall have no duty nor responsibility to provide the Lender, or any Secured Party, with any credit or other information concerning the affairs, financial condition or business of the Credit Parties (or any Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.06 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Lender shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Lender and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Administrative Agent and, in the event that the Lender shall consent to the making of such payments directly to the Administrative Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

Section 8.07 Collateral and Guaranty Matters. The Lender agrees, and hereby irrevocably authorizes the Administrative Agent,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Financing Document (i) upon the Discharge of the Obligations (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition expressly permitted hereunder or under any other Financing Document, or (iii) if approved, authorized or ratified in writing by the Lender in accordance with Section 9.02(b);

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Financing Document to the holder of any Lien on such property that is permitted by Section 6.03(c); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted under the Financing Documents.

In each case as specified above, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Financing Documents and this Section 8.07.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i)	if to the Borrower, to it at:

Sable Offshore Corp.

700 Milam Street, Suite 3300

Houston, Texas 77002

Attention: Anthony C. Duenner

Phone: 713-579-8023

Email: aduenner@sableoffshore.com

With a copy to (which shall not constitute notice to the Borrower):

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Alan Rafte

Phone: 713-221-1411

Email: alan.rafte@bracewell.com

(ii)	if to the Administrative Agent, to it at:

(1)   Attention: Steve Lendard

(2)   Email: CPCAgency@alterdomus.com

(3)

(iii)	if to the Lender, to it at:

ExxonMobil Upstream Company

22777 Springwoods Village Parkway, Spring, TX 77389

Attention: Mickey Johnson, Divestments Manager

Phone: 346-467-9353

Email: mickey.d.johnson@exxonmobil.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent or the Lender hereunder may be delivered or furnished by electronic communication (including email) pursuant to procedures approved by the Administrative Agent or the Lender, as applicable. The Administrative Agent, the Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or the Lender, as applicable, otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or email address for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02 Waivers; Amendments.

(a) No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Lender or Administrative Agent in exercising any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Lender and Administrative Agent hereunder and under the Financing Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Financing Document, the authority to enforce rights and remedies hereunder and under the other Financing Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of the Secured Parties; provided that the foregoing shall not prohibit (i) the Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Lender) hereunder and under the other Financing Documents, (ii) the Lender from exercising setoff rights in accordance with Section 9.08 or (iii) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law.

(b) Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower, and the Lender and, solely in the case of any amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Administrative Agent.

Section 9.03 Expenses; Indemnity; Insurance; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay promptly, on written demand, (i) all reasonable out-of-pocket expenses incurred by the Lender and Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender and the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Financing Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or the Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or the Lender, as applicable) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Financing Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b) Indemnification by the Borrower. The Borrower hereby defends, indemnifies and holds harmless the Lender and the Administrative Agent (and any sub-agent thereof) and each of their respective Affiliates, partners, directors, officers, agents and advisors (each an “Indemnified Person”) from and against any and all losses (including, for the avoidance of doubt, reasonable fees, disbursements, settlement costs and other charges of counsel) arising out of, attributable to, based upon or related to any breach of any representation or warranty made by Borrower in Article III of this Agreement, any covenant or agreement of Borrower contained in this Agreement or any Financing Document and the Borrower’s use of the Loan provided that no Indemnified Person (excluding, for purposes of clause (b) below, the Administrative Agent and any of its Affiliates, partners, directors, officers, agents and advisors) shall have any right to indemnification for any of the foregoing to the extent (a) resulting from such Indemnified Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment or (b) arising out of, attributable to, based upon, or related to any representation or warranty, covenant, agreement or other obligation of the Buyer under or with respect to the PSA or the Plains PSA.

(c) Reimbursement by the Lender. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, the Lender agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such unpaid amount (including any such unpaid amount in respect of a claim asserted by the Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Non-Compensatory Damages. No Indemnified Person shall be entitled to recover from an indemnifying party or its Affiliates any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Indemnified Person suffers such damages to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnified Person referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(f) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(g) Survival. Each party’s obligations under this Section shall survive the termination of the Financing Documents and payment of the obligations hereunder.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Financing Document without the prior written consent of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (f) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it); provided that each partial assignment shall be made as an assignment of a proportionate part of the Lender’s rights and obligations under this Agreement with respect to the Loan assigned; provided further, that (i) consent of the Administrative Agent shall be required for assignments to any Person that is not a Lender or an Affiliate of a Lender (such consent not to be unreasonably withheld); (ii) the assignee, if it is not a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire in form and substance satisfactory to the Administrative Agent together with any other documentation and information as the Administrative Agent may reasonably request, and (iii) the parties to such assignment shall deliver a processing fee of $3,500 to the Administrative Agent at the time of such assignment (it being understood that the Administrative Agent, in its sole discretion, may elect to waive such fee).

(c) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, the Lender and the Borrower an Assignment and Assumption. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) Register. The Lender, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender and any additional lenders (if any), and principal amounts (and stated interest) of the Loan owing to, the Lender(s) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender and any additional lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the its rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) its obligations under this Agreement shall remain unchanged, (ii) it shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the Lender in connection with its Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that directly and materially affects such Participant. If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Financing Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loan hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default on the Closing Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Loan has not expired or been terminated. The provisions of Sections 9.03, 9.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. If any provision of this Agreement or the other Financing Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to the Lender or its respective Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates may have. The Lender agrees to notify the Borrower and the Lender promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Financing Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Financing Document (except, as to any other Financing Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Disputed Claims. As to the disputes subject to this Section 9.09, any action or controversy of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions and procedures set forth in this Section 9.09 and will be binding on all Parties and their respective successors and assigns. No Party may prosecute or commence any suit or action against any other Party relating to any matters that are subject to this Section 9.09, except as provided for in this Section 9.09.

(c) Dispute Resolution. The Parties agree to attempt to resolve any Disputed Claim arising out of or relating to this Agreement through negotiation. Within thirty (30) days after one Party gives the other Party written notice describing the dispute and requesting negotiations, representatives of the Parties with authority to resolve the dispute shall meet at a mutually-agreed upon location to attempt to resolve the dispute. Negotiations shall continue until the Parties have resolved the Disputed Claim or until one of the Parties gives written notice that it will no longer continue to negotiate. If, for any reason, the Parties’ representatives fail to meet within the thirty (30) day deadline or if a Party gives written notice that it is no longer willing to continue negotiations, either Party may commence binding arbitration of the Disputed Claim pursuant to Section 9.09(d) (“Dispute Arbitration”).

(d) Arbitration. Any Disputed Claim arising out of or relating to this Agreement that the Parties fail to resolve by negotiation as set forth in this Section 9.09 shall be resolved by arbitration before three (3) arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified herein. Each Party shall appoint one (1) neutral arbitrator within fifteen (15) days after commencement of Dispute Arbitration, and the two (2) arbitrators so appointed shall appoint the third arbitrator within thirty (30) days after the appointment of the second arbitrator, or in default of such agreement, by the American Arbitration Association, who shall chair the tribunal. The place of arbitration shall be Houston, Texas. The arbitrators shall apply the substantive law of Texas to the merits of the Disputed Claim, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction. The Federal Arbitration Act shall apply to the Dispute Arbitration. The arbitrators’ award shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Except as may be required by Applicable Law, neither Party nor the arbitrators may disclose the existence, content (including any and all documents and testimony exchanged or introduced in the arbitral proceeding), or results of any arbitration without the prior written consent of both Parties, unless such disclosure is necessary to protect or pursue a legal right, including enforcement of an arbitral award.

(e) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender in respect of other

Loan or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate determined by the Lender in its reasonable discretion for each day to the date of repayment, shall have been received by the Lender. Any amount collected by the Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

Section 9.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) the Lender severally agrees to pay to the Lender upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Lender, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum determined by the Lender in its reasonable discretion.

Section 9.14 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.14, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.14, (y) becomes available to the Administrative Agent or the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 9.14. In addition, the Administrative Agent and the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lender in connection with the administration of this Agreement and the other Financing Documents.

For purposes of this Section 9.14, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their respective authorized officers as of the day and year first above written.

Lender

 Exxon Mobil Corporation:

By:	/s/ Mickey D. Johnson

Name:	Mickey D. Johnson
Title:	Agent and Attorney-In-Fact

Signature Page to Loan Agreement

Borrower

 Sable Offshore Corp.

 (f/k/a Flame Acquisition Corp.)

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman and Chief Executive Officer

Signature Page to Loan Agreement

Administrative Agent

 Alter Domus Products Corp.

By:	/s/ Winnalyn N. Kantaris

Name:	Winnalyn N. Kantaris
Title:	Associate General Counsel

Signature Page to Loan Agreement

Exhibit A

Form of Guarantee and Collateral Agreement

[***]

Exhibit B

Form of Prepayment Notice

[***]

Exhibit C

Form of Solvency Certificate

[***]

Exhibit D

Form of Notice of Borrowing

[***]

Exhibit E

Form of Note

[***]

Schedule 1.02

Knowledge Persons

[***]

Schedule 3.16

Subsidiaries

[***]

Schedule 6.02

Existing Debt

[***]

Schedule 6.03

Existing Liens

[***]

Schedule 6.09

Transactions with Affiliates

[***]